Exhibit 5.1
August 24, 2007

Trico Marine Services, Inc.
3200 Southwest Freeway, Suite 2950
Houston, Texas 77027
Ladies and Gentlemen:
     We have acted as counsel to Trico Marine Services, Inc., a Delaware corporation (the “Company”), with respect to certain legal matters in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the resale by Kistefos AS (“Kistefos”) from time to time of up to 2,915,800 shares of common stock, par value $.01 per share (the “Shares”).
     We have solely examined originals, or copies certified or otherwise identified to our satisfaction, of the (i) Second Amended and Restated Certificate of Incorporation and Fourth Amended and Restated Bylaws of the Company, each as amended to the date hereof; (ii) pertinent resolutions of the Board of Directors of the Company; (iii) the Registration Statement; and (iv) certificates or letters of the Company and others for the purpose of this opinion. We also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, instruments and other documents and have made such other and further investigations as we have deemed relevant and necessary in connection with the opinion expressed herein. As to questions of fact material to this opinion, we have relied upon certificates of public officials and of officers and representatives of the Company.
     In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents.
     Based upon the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that the Shares are validly issued, fully paid and non-assessable.
     The opinion expressed herein is limited in all respects to the laws of the Delaware General Corporation Law (including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting these laws) and the federal laws of the United States of America, in each case as in effect on the date hereof. You should be aware that we are not admitted to the practice of law in the State of Delaware.

Vinson & Elkins LLP Attorneys at Law Austin Beijing Dallas	First City Tower, 1001 Fannin Street, Suite 2300, Houston, TX 77002-6760
Dubai Houston London Moscow New York Tokyo Washington	Tel 713.758.2222 Fax 713.758.2346 www.velaw.com

Trico Marine Services, Inc. August 24, 2007 Page 2
     We express no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign, or to any matter other than as expressly set forth above, and no opinion on any other matter may be inferred or implied herefrom. The opinion expressed herein is given as of the date hereof, and we undertake no, and hereby disclaim any, obligation to advise you of any change in any matter set forth herein.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. Consent is also given to the reference to this firm under the caption “Validity of Common Stock” in the prospectus included in the Registration Statement as having passed on certain legal matters in connection with the common stock. By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.
Very truly yours,
/s/ Vinson & Elkins L.L.P.
Vinson & Elkins L.L.P.